Exhibit 99.1

Woodgrain Acquires Huttig Building Products

FRUITLAND, Idaho and ST. LOUIS, May 3, 2022 (GLOBE NEWSWIRE) — Woodgrain Inc. (“Woodgrain”) and Huttig Building Products, Inc. (“Huttig,”) are pleased to announce that Woodgrain has completed its acquisition of Huttig, a leading distributor of millwork, building materials, and wood products. This acquisition will significantly increase Woodgrain’s distribution network, its product offering, and its value-added services.

The cash tender offer for Huttig announced on March 28, 2022 expired at 11:59 p.m. on May 2, 2022. Based on information from the depositary for the tender offer, 19,250,622 shares representing approximately 70.4% of the outstanding shares of common stock of Huttig, were tendered and not withdrawn before the expiration of the offer. All of the tendered shares were accepted for payment on May 3, 2022 and, pursuant to the Agreement and Plan of Merger dated March 20, 2022 between Woodgrain, HBP Merger Sub, Inc. (“Merger Sub”) and Huttig (and as described in the Offer to Purchase previously distributed to Huttig shareholders), Merger Sub merged into Huttig pursuant to Section 251(h) of the Delaware General Corporation Law (“DGCL”), and all untendered Huttig shares, other than those that perfected appraisal rights under the DGCL, were cancelled and converted into the right to receive $10.70 per share.

Former Huttig shareholders who did not tender shares and whose shares were converted in the merger into the right to receive $10.70 cash per share may contact the information agent regarding payment: Georgeson LLC, toll free at 888-607-9252.

Wells Fargo served as exclusive financial adviser to Woodgrain and also served as sole underwriter for the transaction financing. Stoel Rives served as legal advisor to Woodgrain on the transaction.

Lincoln International served as financial advisor to Huttig. Baker McKenzie served as legal advisor to Huttig on the transaction.

About Woodgrain,

Woodgrain is one of the leading millwork operations with locations throughout the United States and Chile. With 68 years of quality craftsmanship and service, Woodgrain is a leading producer of mouldings, doors, and windows. Woodgrain Inc. is headquartered in Fruitland, Idaho with six divisions and over 30 manufacturing and warehouse facilities in the United States and South America.

About Huttig

Huttig, currently in its 138th year of business, is one of the largest domestic distributors of millwork, building materials and wood products used principally in new residential construction and in-home improvement, remodeling and repair work. Huttig distributes its products through 25 distribution centers serving 41 states. Huttig’s wholesale distribution centers sell principally to building materials dealers, national buying groups, home centers and industrial users, including makers of manufactured homes.

For more information, contact:

Woodgrain: Pete Intza

Phone: 470-407-5979

Email: pete.intza@woodgrain.com

Huttig: Bernie Ferrari

Phone: 314-216-2898

Email: bferrari@huttig.com